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                                                                     EXHIBIT 5.1

[LETTERHEAD OF RUSSELL & DuMOULIN]



The Loewen Group Inc.                                        August 2, 1996
4126 Norland Avenue
Burnaby, British Columbia                                    Matter No. LOE58130
Canada   V5G 3S8


Dear Sirs/Mesdames:

We have as British Columbia counsel to you, The Loewen Group Inc. (the
"Company") in connection with the proceedings relating to the registration under the Securities Act of 1933, as amended, of that number of the Company's Common
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shares without par value (the "Shares") stipulated in the Company's Registration
Statement on Form S-4.

Please be advised that we are of the opinion that the Shares to be offered and sold by the Company, when issued and paid for, as contemplated by the Prospectus included in the Registration Statement, as may be amended or supplemented from time to time, will be legally issued, fully paid and non-assessable.

We express no opinions as to matters of law in jurisdictions other than the Province of British Columbia and the laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the reference to our name in the related Prospectus under the headings "Legal Matters" and "Enforceability of Certain Civil Liabilities".

Yours very truly,


RUSSELL & DuMOULIN

/s/ RUSSELL & DuMOULIN